Exhibit 3.1

DROPCAR, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

AND RIGHTS OF

SERIES H-4 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

DropCar, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The name of the Corporation is DropCar, Inc.

2.       The Corporation’s Certificate of Designations, Preferences and Rights of Series H-4 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 8, 2018.

3.       That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Certificate of Incorporation as amended, the Board adopted the following resolution amending Section 3 of the Certificate of Designations, Preferences and Rights of Series H-4 Convertible Preferred Stock of the Corporation:

RESOLVED:        That the consummation of the transactions contemplated by these resolutions are advisable to the Corporation, and that the Board hereby authorizes and approves the following amendment to Section 3 of the Certificate of Designations, Preferences and Rights of Series H-4 Convertible Preferred Stock of the Corporation:

“3(f) Conversion Limitations. Notwithstanding anything herein to the contrary, the Preferred Shares may not be converted into Common Stock until receipt of the Shareholder Approval.”

4.       This Certificate of Amendment of the Certificate of Designations, Preferences and Rights of Series H-4 Convertible Preferred Stock has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 10th day of September, 2018.

DROPCAR, INC.

By:	/s/ Paul Commons
Name:	Paul Commons
Title:	Chief Financial Officer